Exhibit 99.1

Catalyst Health Solutions Reports

Record Earnings for Third Quarter 2009

Net Income Increases 37% to $0.39 per Diluted Share

Preliminary Financial Guidance Projects 25% Net Income Growth in 2010

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ROCKVILLE, MD, November 3, 2009 – Catalyst Health Solutions, Inc. (NASDAQ: CHSI), a pharmacy benefit management company, today announced its financial results for the third quarter ended September 30, 2009. The Company reported record quarterly net income of $17.2 million, up 37% compared to $12.6 million in the prior year. Earnings per diluted share increased by $0.10 to $0.39 from $0.29. Revenue for the quarter ended September 30, 2009, grew by $72.6 million to $725.6 million from $653.0 million in the prior year.

“We are pleased with our earnings growth,” stated David T. Blair, Chief Executive Officer of Catalyst. “We have expanded our margins both sequentially and on a year over year basis, as we continue to benefit from various business initiatives, including higher generic utilization across our client base, improved formulary compliance, and the scaling of our mail operations.”

The Company’s generic dispensing rate increased 2.4 percentage points to 67.4% from the third quarter 2008. “Our clinically focused approach increases generic utilization, a key driver of margin growth through aligned incentives with our clients,” noted Blair. The Company expects the sequential earnings growth trend to continue for the remainder of 2009.

2010 Preliminary Financial Guidance

With the new sales commitments, trends in prescription utilization and proven results from various business initiatives, the Company expects 2010 net income to grow by approximately 25%. Net income for 2010 is projected between $81.0 million and $84.0 million, which equates to earnings per diluted share of $1.80 to $1.88 per share. Revenue in 2010 is projected between $3.3 billion and $3.6 billion. Total revenue will be directly impacted by the effective dates of new business wins.

Factors that could contribute to results exceeding the guidance described above include:

-	New business additions with 2010 effective dates;

-	Better than projected formulary compliance; and

-	Increased generic drug utilization.

Financial results may also be impacted by general economic conditions and the Company’s ability to execute on its growth and margin expansion plans.

Third Quarter Results

Revenue for the third quarter increased by $72.6 million, or 11.1%, to $725.6 million from $653.0 million in the prior year’s comparable quarter. The increase in revenue is due to the increase in prescription volume and price inflation on brand drugs, offset by the impact of the increase in generic utilization. Total unadjusted claims processed in the third quarter increased to 13.9 million from 13.1 million for the same period in 2008. The increase in prescription volume was primarily due to the addition of new clients. Generic utilization increased to 67.4% from 65.0% in the third quarter of 2008.

Adjusting for the difference in days supply between mail-order and retail, total prescription volume was 14.9 million.

Gross profit for the third quarter increased $11.3 million, to $49.0 million or 6.7% of revenue compared to $37.7 million, or 5.8% of revenue, in the third quarter of the prior year. The increase in gross profit is primarily due to the increase in revenue, higher generic utilization, continued realization of the economics of our mail service pharmacy, the contribution of performance management fees, higher formulary compliance, and improved contract performance related to drug manufacturer rebates and pharmacy reimbursements.

Third quarter operating income increased 43.0% to $27.9 million from $19.5 million in the third quarter of 2008. The increase in operating income was primarily due to the increase in gross profit, offset by a $2.9 million increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses was primarily associated with initiatives to support the Company’s continued growth, such as additional employee, facilities and vendor costs to serve and implement new clients and investments in expanding capacity at our mail service operations. Additionally, the growth in selling, general and administrative expenses reflect the consolidation of the operating expenses from the Company’s recent acquisitions.

Net income for the third quarter of 2009 was $17.2 million, or $0.39 per diluted share, compared to the prior year’s net income of $12.6 million, or $0.29 per diluted share.

Nine Months Results

Revenue for the nine months ended September 30, 2009 increased 15.7%, to approximately $2.1 billion from $1.9 billion in the prior year. The increase in revenue is due to the increase in prescription volume and price inflation on brand drugs, offset by the impact of the increase in generic utilization. Total unadjusted claims processed increased to 41.5 million for the nine months ended September 30, 2009 from 38.4 million for the same period in 2008. The increase in prescription volume was primarily due to the addition of new clients.

Adjusting for the difference in days supply between mail-order and retail, total prescription volume was 44.6 million, an increase of 3.6 million, or 8.6%, compared to 41.0 million in the prior year.

Gross profit for the first nine months of 2009, increased by $32.3 million to $135.2 million, or 6.3% of revenue, compared to $103.0 million, or 5.5% of revenue, in the first nine months of the prior year. The increase in gross profit is primarily due to the increase in revenue, higher generic utilization, continued realization of the economics of our mail service pharmacy, the contribution of performance management fees, higher formulary compliance, and improved contract performance related to drug manufacturer rebates and pharmacy reimbursements.

Operating income increased by $21.0 million to $75.5 million in the first nine months of 2009 from $54.5 million in the same period of the prior year. The increase in operating income was primarily due to the increase in gross profit offset by an $11.2 million increase in selling, general and administrative expenses. Additionally, the increase in selling, general and administrative expenses was associated with initiatives to support the Company’s continued growth, such as additional employee, facilities and vendor costs to serve and implement new clients and investments in expanding capacity at our mail service operations. The growth in selling, general and administrative expenses primarily reflect the consolidation of the operating expenses from the Company’s recent acquisitions.

Net income for the first nine months of 2009 was $47.2 million, or $1.08 per diluted share, compared to $36.2 million, or $0.83 per diluted share, in the prior year.

About Catalyst Health Solutions, Inc. (www.chsi.com):

Catalyst Health Solutions, Inc. is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager serving more than 6 million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of pharmacy benefit management services to the hospice industry; and Immediate Pharmaceutical Services, Inc., a fully-integrated prescription mail service facility in Avon Lake, Ohio. The Company’s clients include self-insured employers including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that might materially affect our results, particularly those risks referred to in our Annual Report on Form 10-K for the year ended December 31, 2008 under “Item 1A. Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business. Catalyst Health Solutions, Inc. does not undertake any obligation to update forward-looking statements, whether as a result of new information, future events, or other developments.

Contact: Catalyst Health Solutions, Inc.

Hai Tran, 301-548-2900

htran@chsi.com

SOURCE: Catalyst Health Solutions, Inc.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2009	2008	2009	2008
Revenue (excludes member co-payments of $206,441, $193,334, $598,744 and $557,924 for the three months and nine months ended September 30, 2009 and 2008, respectively)	$725,579	$653,033	$2,146,480	$1,855,979

Direct expenses	676,612	615,378	2,011,248	1,753,005
Selling, general and administrative expenses	21,102	18,168	59,683	48,457

Total operating expenses	697,714	633,546	2,070,931	1,801,462

Operating income	27,865	19,487	75,549	54,517
Interest income	102	863	704	3,935
Interest expense	(113)	(163)	(363)	(235)
Other income	1	1	2	2

Income before income taxes	27,855	20,188	75,892	58,219
Income tax expense	10,625	7,591	28,687	22,005

Net income	$17,230	$12,597	$47,205	$36,214

Net income per share, basic	$0.40	$0.30	$1.10	$0.85
Net income per share, diluted	$0.39	$0.29	$1.08	$0.83
Weighted average shares of common stock outstanding, basic	43,185	42,633	43,054	42,420
Weighted average shares of common stock outstanding, diluted	44,040	43,716	43,811	43,535

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED SELECTED INFORMATION

(In thousands)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2009	2008	2009	2008
Retail prescriptions	13,403	12,592	40,035	37,057
Total mail prescriptions	494	515	1,513	1,330

Total prescriptions	13,897	13,107	41,548	38,387
Total adjusted prescriptions(1)	14,885	14,137	44,574	41,047

Adjusted mail order penetration %(2)	10%	11%	10%	10%
Generic utilization %	67%	65%	67%	64%

Gross profit	$48,967	$37,655	$135,232	$102,974
Operating income	27,865	19,487	75,549	54,517
Depreciation & amortization	3,479	2,726	9,058	7,145

(1) Adjusted prescription volume equals the number of mail-order prescriptions multiplied by 3, plus retail prescriptions. Mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the number of product days supplied compared with retail prescriptions.

(2) The percentage of adjusted mail-order prescriptions to total adjusted prescriptions.

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